Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Appoints
Sally McCoy to Board of Directors

Brings Over 30 Years of Specialty Outdoor and Active Lifestyle Industry Experience

Westport, Conn., January 9, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that Sally McCoy has been appointed to the Board of Directors of Compass Group Diversified Holdings LLC (the “Board”), effective January 6, 2017.

“I am very pleased to welcome Sally back to the CODI family,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Sally was a valued partner during her tenure with CamelBak. Her extensive branded consumer products and mergers and acquisitions experience will make Sally a strong addition to our Board. We look forward to her contributions as we continue to use our strong balance sheet to pursue attractive platform and add-on acquisitions that will drive further cash flow growth and support stable cash distributions for our shareholders.”

Ms. McCoy has over 30 years of experience in the specialty outdoor and active lifestyle industry. She previously served as CEO of CamelBak Products, LLC, including during such time as CamelBak was a CODI subsidiary. Prior to joining CamelBak, McCoy was a co-founder of Silver Steep Partners, a leading investment banking firm that advised on the Eagle Creek, Montrail and Helly-Hansen transactions. Before Silver Steep, McCoy served as President of Sierra Designs and Ultimate Direction and as Vice President at The North Face. She is also a founding member of the Conservation Alliance and Outdoor Industry Association, has received the Outdoor Industry Leadership Award and was named a “Top Innovator of the Last 25 Years” by Outdoor magazine. Ms. McCoy is a graduate of Dartmouth College.

“I am very pleased to have been invited to join the Board,” Ms. McCoy commented. “This is an exciting time for the Company and I look forward to working with my fellow directors in creating further value for all CODI shareholders.”

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

In addition, we own approximately 14% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015, as amended by the Form 8-K filed on December 7, 2016, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.